Exhibit 99.1

               INTERNATIONAL SPECIALTY PRODUCTS INC. [LETTERHEAD]


March 22, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

             Re: LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, International Specialty Products Inc. has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the December 31, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the the audit.

                            Very truly yours,

                            International Specialty Products Inc.

                            /s/ Neal E. Murphy

                            Neal E. Murphy
                            Senior Vice President and Chief Financial Officer